Exhibit 99.1

NEWS RELEASE

Media Contact:
Vikki Kayne
301.986.9200 vkayne@first-potomac.com

FIRST POTOMAC REALTY TRUST ANNOUNCES APPOINTMENT OF ROBERT MILKOVICH AS CHIEF OPERATING OFFICER

BETHESDA, MD (May 15, 2014) - First Potomac Realty Trust (NYSE: FPO), a leading owner of office and business park properties in the greater Washington, D.C. region, today announced the appointment of Robert Milkovich as Executive Vice President and Chief Operating Officer, effective June 2, 2014. In this role, Mr. Milkovich will oversee all aspects of operations, including leasing, property management, marketing and development.

“We are thrilled to welcome Bob to First Potomac’s executive team,” said Douglas J. Donatelli, Chairman and Chief Executive Officer of First Potomac Realty Trust. “I look forward to working closely with Bob as we expand our portfolio in the Washington, D.C. office market and work to position ourselves as a market leader. We believe Bob’s depth of experience and knowledge will help us strengthen the operations of our current portfolio and allow us to take the next steps in our evolution and growth.”

Prior to joining First Potomac Realty Trust, Mr. Milkovich served as President of Spaulding & Slye Investments, a comprehensive real estate services and investment company that is a wholly owned subsidiary of JLL (Jones Lang LaSalle Incorporated) where he managed the company’s portfolio of assets, headed the investment committee, developed the company’s investment portfolio strategies, oversaw investment management and sourced new business opportunities. Prior to that, Mr. Milkovich spent over 20 years in various commercial real estate leadership roles, including serving as Regional Director of Archon Group, L.P., an investment arm of the merchant banking division of Goldman Sachs, where he spearheaded the asset management of $2 billion for their merchant bank, special situations group, and other parts of the firm, in addition to generating investment opportunities. Prior to his tenure with Archon Group, L.P., Mr. Milkovich served as a Market Managing Director for CarrAmerica Realty Corporation, then a publicly traded office REIT headquartered in Washington, D.C., with primary responsibilities including overseeing asset management, development activities, portfolio investments, and acquisition efforts.

Mr. Milkovich is a graduate of the University of Maryland. He currently serves as a Director and Investment Committee member for the University System of Maryland Foundation, overseeing real estate investment activities and administering and managing funds for the benefit of institutions and foundations affiliated with the University System of Maryland. Mr. Milkovich is also an active member of the Office Development Council for the Urban Land Institute and a member of the Economic Club of Washington, D.C.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of March 31, 2014, the Company’s consolidated portfolio totaled 8.7 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 54% office properties and 46% business park and industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified, with the potential for another 700,000 square feet in future development projects. Approximately half of the portfolio’s multi-story office square footage is LEED or Energy Star Certified. First Potomac Realty Trust’s common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange.

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